Exhibit 99.1

For Immediate Release	Contact:

Nancy Abramson, Special Projects Marketing Manager
Cryo-Cell International, Inc.
813-749-2100
nabramson@cryo-cell.com

Cryo-Cell Adopts Three-Year Stockholder Rights Plan

Oldsmar, Florida – December 3, 2014–Cryo-Cell International, Inc. (OTCQB: CCEL) (“Cryo-Cell” or the “Company”) the world’s first company to offer cord blood banking services, announced today that its Board of Directors (the “Board”) has unanimously adopted a three-year stockholder rights plan (the “Plan”), effective December 5, 2014, and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock, as well as certain other shares that become outstanding, such as upon the exercise of stock options or conversion or exchange of securities or notes.

Under the Plan, stockholders of record at the close of business on December 5, 2014 will receive one right for each share of Cryo-Cell common stock held as of the close of business on that date. The Plan will expire on December 5, 2017. Before becoming exercisable, the rights trade with the shares of the Company’s common stock and are not transferable.

Generally, the rights become exercisable if a person or group acquires beneficial ownership of 20% or more of Cryo-Cell’s common stock, or in the case of stockholders already owning 20% or more at the time at which the Plan becomes effective, when such a stockholder increases their ownership percentage to 22.5% or more. When the rights become exercisable, each holder of a right (other than the acquiring person or group, whose rights become void) will be entitled to purchase the number of common shares of the Company having a market value of two times the purchase price of the right (as determined by the Board). Additionally, in such an event, the Board may elect to exchange unexercised rights for Company common shares at an exchange ratio of one common share per right, subject to adjustment as provided in the Plan. The Board may also redeem or terminate the rights at any time before they become exercisable.

Because the exercise or exchange of the rights may cause substantial dilution to a person acquiring 20% or more of the Company’s common stock (or greater than 22.5% in the case of a shareholder who owns greater than 20% of the Company’s common stock as of the date the Plan was announced), unless the rights are redeemed or terminated by the Board before an acquiring transaction, the Plan ensures that the Board of Directors has the time and ability to negotiate with such a person on behalf of unaffiliated shareholders. The Plan will not and is not intended to prevent an acquisition of the Company that the Board considers favorable to and in the best interests of all shareholders.

Further details of the Plan are disclosed in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Cryo-Cell

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with the premier cord blood banking and cord tissue services and support the advancement of regenerative medicine. Cryo-Cell operates in a state-of-the-art facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Cryo-Cell’s control. Cryo-Cell expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information concerning these and other risks can be found in Cryo-Cell’s public filings with the U.S. Securities and Exchange Commission.